EXHIBIT 10.56A

FORM OF VINCENT J. INTRIERI
AMENDMENT IN RELATION TO
SECTION 409A OF THE INTERNAL REVENUE CODE

This Amendment In Relation to Section 409A of the Internal Revenue Code (this “Amendment”) is entered into this _____ day of December, 2008 by and between Icahn Management LP, a Delaware limited partnership (the “Management Company”), Icahn Onshore LP (the “Onshore GP”) and Icahn Offshore LP (the “Offshore GP” and, together with the Onshore GP, the “Fund GPs”), and Vincent J. Intrieri, residing at 1365 York Avenue, Apartment 28A, New York, NY 10128 (“Employee”).

RECITALS:

The parties hereto executed an Agreement dated as of December 31, 2004, as subsequently amended, including pursuant to an Amendment in Relation to Management Fee Participation dated August 8, 2007 (together, the “Agreement”).  Except as otherwise provided herein, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

Pursuant to the Agreement, Employee was entitled to receive an amount (the “Management Fee Participation”) equal to a portion of the Management Fees earned by the Management Company from certain funds to which it provided management services, including Icahn Fund Ltd., Icahn Fund II Ltd. and Icahn Fund III Ltd. (together, the “Funds”).

Pursuant to the Agreement, payment of 100% of Employee’s Management Fee Participation with respect to each of the 2005, 2006 and 2007 calendar years was deferred and payable, together with hypothetical gains and losses thereon as if invested in the Master Fund, Master Fund II and Master Fund III (together, the “Master Funds”), on January 30, 2010, subject to earlier payment upon a Terminating Event, as set forth in Section 12 and Schedule A of the Agreement.

Pursuant to a Management Contribution, Assignment and Assumption Agreement dated as of August 8, 2007 between the Management Company and Icahn Capital Management LP (the “Assignment”), the Management Company assigned to Icahn Capital Management LP, effective as of August 8, 2007, all of its right, title and interest in the Agreement, and Icahn Capital Management LP assumed and agreed to perform the liabilities and obligations (the “Assumed Obligations”) of the Management Company under the Agreement, other than liabilities and obligations arising prior to August 8, 2007, including the liabilities and obligations of the Management Company with respect to Employee’s deferred Management Fee Participation.

The Management Company, Employee and the other parties hereto wish to amend the terms of that portion of the Agreement that was not subject to the Assignment (the “Original Employment Agreement”) that relate to Employee’s deferred Management Fee Participation: (i) to comply with the requirements of Section 409A of the Code; and (ii) to permit Employee, with the consent of the Management Company and pursuant to Section 409A of the Code, to further extend the period of deferral of the Management Fee Participation.

In consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Original Employment Agreement, effective as of January 1, 2009 except as expressly set forth below, as follows:

1.             Section 12(i) of the Original Employment Agreement shall be deleted in its entirety and replaced with the following:

A-1

i)
Indexation and Payment of Management Fee Participation.  The deferred Management Fee Participation shall be indexed to the return of the Master Fund, Master Fund II and Master Fund III, as applicable, in accordance with the methodology set forth in the Deferred Management Fee Agreements (each, a “Deferred Fee Agreement”) between the Management Company and each of (A) Icahn Fund Ltd. dated December 29, 2004; (B) (A) Icahn Fund II Ltd. dated February 1, 2007; and (C) Icahn Fund III Ltd. dated April 1, 2007; provided however that, if indexation against the return of any of the Master Fund, Master Fund II or Master Fund III is impossible or impracticable, the applicable portion of the deferred Management Fee Participation shall be indexed to the return of U.S. Treasury obligations with duration as close as practicable to the remaining anticipated duration of the deferral.  The Vested Amounts of the deferred Management Fee Participation, as so indexed (the “Applicable Amounts”), shall be paid to Employee in cash on the earliest of the following:

A)
following the last day of the respective deferral period thereof as follows: (i) 95% of the Management Company’s estimate of the amount due shall be paid 10 days after the last day of the deferral period; and (ii) the balance shall be paid promptly (but not more than 10 days) after the completion of the preparation of the audited financial statements of the Funds for the year in which the deferral period ends, but in any event within the calendar year following the year in which the deferral period ends; and

B)
as set forth in Schedule A hereto in respect of any Terminating Event (as contemplated in Schedule A) to the extent permissible under applicable law including, without limitation, the New Law (as defined in Section 21(xi) below); and

C)	if and to the extent determined by the Management Company in its sole discretion, upon any of the events set forth in Schedule A(c) hereto.

Employee acknowledges that payments are to be made to Employee under this Section 12(i) or otherwise in respect of the Management Fee Participation only with respect to Vested Amounts of the Management Fee Participation and that the term “Applicable Amounts” used herein includes only Vested Amounts of the Management Fee Participation.

2.             Section 12 of the Original Employment Agreement shall be amended by adding the following as clause (ii) of Section 12, by renumbering the current clauses (ii) through (iv) of Section 12 accordingly, and by changing the reference to “clause (iv)” in renumbered clause (iii) (entitled “Incentive Allocation Participation”) to “clause (v)”:

ii)
Redeferrals.  In accordance with Section 409A(a)(4)(C) of the Code, on or after January 1, 2009, Employee, subject to the consent of the Management Company, may elect to extend the deferral period with respect to all or any portion of the deferred Management Fee Participation by filing a written election notice with the Management Company; provided that the following conditions are met:

A)	the election may not take effect until at least twelve months after the date on which such election is made;

B)
except in the case of payments upon Employee’s death or Disability, the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; and

C)	the election must be made at least twelve months prior to the scheduled payment date.

3.             Section 12(iv) of the Original Employment Agreement shall be renumbered as Section 12(v) and shall be amended by adding the following sentence at the end thereof:

This Section 12(v) shall not apply to the payment of any portion of the Management Fee Participation.

4.             Section 21(ix) and (x) of the Original Employment Agreement shall be amended by substituting the term “Management Fee Participation” for the term “Management Fees” wherever it appears.

5.             Schedule A to the Original Employment Agreement shall be deleted in its entirety and replaced with the following:

Schedule A

Terminating Events and Accelerated Payments

(a)           If a Terminating Event occurs, amounts shall be paid to Employee as follows:

(I)
Ninety-five percent (95%) of the Applicable Amounts shall be paid to Employee by the end of the second month following the month in which a Terminating Event, as described in subsections b(I), (II) or (III) below, occurs.  The remainder of such amounts shall be paid to Employee promptly after the completion of the audited financial statements of the Funds for the year in which such Terminating Event occurs, but in any event within the calendar year following the calendar year in which such Terminating Event occurs.

(II)	The Applicable Amounts shall be paid to Employee by the end of the second month following the month in which a Terminating Event, as described in subsection b(V) below, occurs.

(III)
Upon the occurrence of a Terminating Event described in subsection b(IV) hereof, the amount determined by the Management Company pursuant to that subsection to be the amount necessary to satisfy the financial need giving rise to such Terminating Event shall be paid to Employee as soon as administratively practicable after such Terminating Event occurs.

(b)           The following events shall each constitute “Terminating Events”:

(I)	the death of Employee;

(II)
Employee’s Disability, where “Disability” means Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months;

(III)
the separation from service, as such term is defined in Treas. Reg. Section 1.409A-1(h), of Employee from the Management Company and all other entities considered a single “employer” with the Management Company under the default provisions of Treas. Reg. Section 1.409A-1(h)(3);

(IV)
upon an “Unforeseeable Emergency,” as such term is defined in Treas. Reg. Section 1.409A-3(i)(3), of Employee: (A) with respect only to amounts reasonably necessary to satisfy the emergency need, including amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution; and (B) if and to the extent permitted by the Management Company in its sole discretion; and

(V)
with respect to that portion of the deferred Management Fee Participation that is attributable to a particular Fund, and only if and to the extent permitted by Section 409A of the Code, the separation from service, as such term is defined in Treas. Reg. Section 1.409A-1(h), of the Management Company from such Fund that occurs on or after January 1, 2009.

(c)           Notwithstanding anything in this Agreement to the contrary, the Management Company, in its sole discretion, may accelerate payment of all or any Applicable Amounts upon the occurrence of any of the events described in Treas. Reg. Section 1.409A-3(j)(4), including, without limitation, the events described in subsections(c)(I), (II), (III) and (IV) below.

(I)
Payment Upon Income Inclusion Under Section 409A.  The Management Company may accelerate payment of all or any portion of the Applicable Amounts if this Agreement fails to meet the requirements of Section 409A of the Code; provided that any payment made pursuant to this subsection c(I) may not exceed the amount required to be included by Employee in income as a result of the failure to comply with the requirements of Code Section 409A.

(II)
Payment of State, Local or Foreign Taxes.  The Management Company may accelerate payment of all or any portion of the Applicable Amounts for payment of state, local, or foreign tax obligations of Employee arising from participation by Employee in this Agreement and applicable to amounts deferred under this Agreement before they are paid or made available to Employee.  The total payments under this subsection c(II) shall not exceed the aggregate of the state, local, and foreign tax amounts and the income tax withholding related to such state, local, and foreign tax amount.  Any such payment shall be made, in the Management Company’s discretion, either by: (A) distributions to Employee in the form of withholding pursuant to provisions of applicable state, local, or foreign law; or (B) distribution directly to Employee.

(III)
Payment of Employment Taxes.  The Management Company may accelerate payment of all or any portion of the Applicable Amounts to pay: (A) the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101 and 3121(a) and (v)(2) on deferred Management Fee Participation amounts (the “FICA Amount”); and/or (B) income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, however, that the total payment under this subsection c(III) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.

(IV)	Termination of the Agreement. The Management Company may accelerate payment of all Applicable Amounts upon termination of this Agreement in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

6.             This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.  All disputes arising out of or related to this Amendment shall be submitted to the state and federal courts of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto, but does so only for the purposes of this Amendment.

7.             Except as specifically amended by this Amendment, all terms and provisions of the Original Employment Agreement shall remain and continue in full force and effect.

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In WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EMPLOYEE

_________________________
Vincent J. Intrieri

ICAHN MANAGEMENT LP

By: ______________________
Name:
Title:

ICAHN ONSHORE LP

By:  ______________________
Name:
Title:

ICAHN OFFSHORE LP

By:  ______________________
Name:
Title:

[Signature page to Amendment to Vincent J. Intrieri Employment Agreement
to reflect the provisions of Section 409A of the Internal Revenue Code]